Exhibit 99.1 - News Release – Dated November 16, 2018

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee announces early repayment of 1st Lien Term Loan

DAVENPORT, Iowa (November 16, 2018) - Lee Enterprises (NYSE: LEE), a leading provider of news, information and advertising in 49 markets, announced today that the company has repaid, in full, the $250 million 1st Lien Term Loan issued in March, 2014. The repayment comes nearly five months ahead of the March 31, 2019 maturity date.

“Early payment of our 1st Lien Term Loan is a testament to our strong performance and substantial cash flows,” said Vice President, Chief Financial Officer and Treasurer Timothy Millage. “We have been, and will continue to be, committed to aggressively reducing debt.

Our revolving credit facility, which is part of the 1st Lien Credit Agreement, matures in December 2018 and we are currently working to amend and extend it beyond its maturity date,” he said.

As of September 30, 2018, prior to the repayment of the 1st Lien Term Loan, the Company’s debt balances were:

1st Lien Term Loan	$6.3 million
1st Lien Senior Secured Notes	$385.0 million
2nd Lien Term Loan	$93.9 million
Total principal amount of debt	$484.9 million

Debt was reduced $15.0 million in the fourth fiscal quarter of 2018 and by $63.5 million in the 2018 fiscal year.

Millage continued, “The remaining tranches of our debt mature in fiscal years 2022 and 2023; however we, with the help of our advisors, continue to evaluate the timing and economics of an opportunistic comprehensive refinancing.”

Lee’s financial results for the fourth quarter and fiscal year will be released in mid-December.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Year to date, Lee's newspapers have average circulation of 0.8 million daily and 1.1 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact:
Charles Arms
Corporate Communications Manager
IR@lee.net
(563) 383-2100